Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                                                   Contact:
January 26, 2006                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                   (309)743-7745

                               QCR HOLDINGS, INC.
                  REACHES $1 BILLION MILESTONE IN TOTAL ASSETS
                                       AND
            ANNOUNCES EARNINGS RESULTS FOR THE FOURTH QUARTER OF 2005

         QCR Holdings, Inc. (Nasdaq /QCRH) today announced that the Company has grown to more than $1 billion in total assets as of December 31, 2005, and that earnings for the fourth quarter ended December 31, 2005 were $1.3 million, or basic and diluted earnings per share of $0.28 and $0.27, respectively. For the same quarter one year ago, the Company reported earnings of $1.3 million, or basic earnings per share of $0.30 and diluted earnings per share of $0.29. Earnings for the third quarter ended September 30, 2005 were $956 thousand, or basic and diluted earnings per share of $0.21.

         Earnings for the year ended December 31, 2005 were $4.8 million, or basic earnings per share of $1.06 and diluted earnings per share of $1.04. For 2004, the Company had earnings of $5.2 million, or basic earnings per share of $1.23 and diluted earnings per share of $1.20.

         Mr. Michael A. Bauer, Chairman and Mr. Douglas M. Hultquist, President and CEO, the co-founders of the Company, expressed their pleasure that the Company had reached over a billion dollars in total assets only 12 years from the opening of the Company's first de novo charter, Quad City Bank & Trust. "Reaching the $1 billion mark in 12 years of operation is a real testament to the outstanding staff that we have assembled in our Quad Cities, Cedar Rapids, and Rockford bank charters," said Mr. Bauer. "It is these great people who provide our customers with the higher level of service for which our banks have become known, and it is their efforts that have allowed us to grow this quickly yet still provide exceptional service and results for our clients," he added.

         Mr. Hultquist noted, "Our business model since inception has been to hire the best bankers in the markets we have entered, provide them with excellent products and support, and encourage them to provide their clients with exceptional service. This approach has allowed us to experience tremendous growth without acquiring other banks. We have chosen to create our own."

         For 2005, the Company's total assets increased by 20%, or $172.5 million, to $1.04 billion from $870.1 million at December 31, 2004. During the same twelve months, net loans/leases increased by 17%, or $108.3 million, to $747.4 million from $639.1 million at December 31, 2004. Non-performing assets decreased to $3.7 million at December 31, 2005 from $10.7 million at December 31, 2004. Total deposits increased by 19% to $698.5 million at December 31, 2005 when compared to $588.0 million at December 31, 2004. Stockholders' equity rose to $54.5 million at December 31, 2005 as compared to $50.8 million at December 31, 2004.

         The Company's net income for the twelve months ended December 31, 2005 was $4.8 million. Net income for the fourth quarter was $1.3 million, which was up 33%, or $312 thousand from the previous quarter. Quarter-to-quarter total revenue increased by $1.6 million, or 10%, while total expense increased by $1.0 million, or 8%. In the fourth quarter, despite the continued narrowing of the Company's net interest spread, an increased average volume of interest-bearing assets sparked an improvement in net interest income of $441 thousand over the third quarter. As improvements were made in loan quality, there was a slight decrease of $42 thousand from the third quarter to the fourth quarter in the level of provision for loan/lease losses. While the loan/lease portfolio grew 5% quarter to quarter, the provision for loan/lease losses for the quarter ended December 31, 2005 decreased to $341 thousand compared to a provision of $383 thousand for the third quarter of 2005. The Company's focus during 2005 on improving credit quality at the subsidiary banks made this reduction possible.

         "Both net interest income and noninterest income showed slight improvement from quarter-to-quarter. Net interest income increased by $441 thousand, or 6%, and noninterest income increased by 4%, or $104 thousand," stated Mr. Hultquist. He continued, "This quarter-to-quarter aggregate increase in total net interest income and noninterest income of $547 thousand was slightly enhanced by the decrease in provision for loan/lease losses, and then partially offset by a $57 thousand increase in noninterest expenses.
The flat yield curve and competitive factors continue to stress our net interest margin."

         Quad City Bank & Trust, the Company's first subsidiary bank, grew to total assets of $723.6 million at December 31, 2005, which was an increase of $87.4 million from December 31, 2004. At the close of 2005, Quad City Bank & Trust had net loans/leases of $518.7 million and deposits of $477.1 million. In comparing the fourth quarter of 2005 to the third quarter, Quad City Bank and Trust experienced essentially offsetting increases in both revenue and expense. As a result, the bank realized after-tax net income for each of the quarters of $1.7 million and for the year 2005 of $6.7 million.

         Cedar Rapids Bank & Trust has continued to experience outstanding growth, reaching total assets of $289.9 million at December 31, 2005, for an increase of $56.5 million from December 31, 2004. At the end of 2005, Cedar Rapids Bank & Trust had net loans of $203.2 million and deposits of $198.5 million. When compared to the third quarter of 2005, fourth quarter net interest income and noninterest income in aggregate increased $65 thousand, and noninterest expense decreased $340 thousand. During the third quarter, Cedar Rapids Bank & Trust recorded a $332 thousand write-off of tenant improvements, which had been made at the bank's original main office location in the GreatAmerica Building. After-tax net income for Cedar Rapids Bank & Trust for 2005 was $11 thousand for the third quarter, $339 thousand for the fourth quarter, and $1.1 million for the year.

         For 2005, its first year of operation, the Company's newest banking subsidiary, Rockford Bank & Trust, experienced a net operating loss of $1.2 million. Losses for the fourth quarter of 2005 were $271 thousand, an improvement of $32 thousand from a loss of $303 thousand during the previous quarter. The start-up losses experienced by Rockford Bank & Trust during 2005, which are expected with a de novo charter, were less than anticipated by the Company, based on its experience with its other banks. Rockford Bank & Trust, which opened January 3, 2005, reached total assets of $41.3 million, net loans of $25.5 million, and deposits of $25.6 million at December 31, 2005. During December 2005, Rockford Bank & Trust opened a second banking facility in the heart of Rockford on Guilford Road at Alpine Road.

         In August 2005, the Company acquired M2 Lease Funds, LLC. Since that time, the growth and earnings at this subsidiary have been consistent with the Company's expectations. At December 31, 2005, M2 Lease Funds had total assets of $38.6 million and pretax net income of $403 thousand for the final four months of the year.

         "Nonaccrual loans at December 31, 2005 were $2.6 million, and accruing loans past due 90 days or more were $604 thousand, " stated Mr. Bauer. He explained, "We significantly reduced our non-performing assets since the end of 2004. During the fourth quarter, nonaccrual loans were reduced by $2.7 million, or 51%, from $5.3 million at September 30, 2005, and three properties in other real estate owned (OREO) were sold, which totaled $465 thousand in aggregate. The sale of a fourth OREO property is scheduled to settle in the first quarter of 2006." He continued, "Improved credit quality will remain a strong focus for us throughout 2006. Management is continually monitoring the Company's loan/lease portfolio and the level of allowance for loan/lease losses. The Company's allowance for loan/lease losses to total loans/leases was 1.17% at December 31, 2005, which was a reduced percentage from recent quarters. The Company's diligent efforts, which reduced its nonperforming assets and its exposure to loss on several nonperforming loans at Quad City Bank & Trust, made this reduction in the allowance for loan/lease losses appropriate. Efforts will be ongoing throughout the Company during 2006 to continue to improve the overall quality of the loan/lease portfolio."

         QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities via its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

         Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

         A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United Sates to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems;
(vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                               QCR HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                                      As of
                                            ---------------------------------------------------------
                                            December 31,   September 30,  December 31,   December 31,
(dollars in thousands, except share data)       2005           2005           2004           2003
-----------------------------------------   ------------   ------------   ------------   ------------
SELECTED BALANCE SHEET DATA
Total assets                                $  1,042,614   $    986,518   $    870,084   $    710,040
Securities                                  $    182,365   $    172,956   $    149,561   $    128,843
Total loans/leases                          $    756,254   $    722,097   $    648,351   $    522,471
Allowance for estimated loan/lease losses   $      8,884   $      8,972   $      9,262   $      8,643
Total deposits                              $    698,504   $    691,087   $    588,016   $    511,652
Total stockholders' equity                  $     54,467   $     53,700   $     50,774   $     41,823
Common shares outstanding                      4,531,224      4,526,332      4,496,730      4,205,766
Book value per common share                 $      12.02   $      11.86   $      11.29   $       9.94
Closing stock price                         $      19.70   $      20.51   $      21.00   $      18.67
Market capitalization                       $     89,265   $     92,835   $     94,431   $     78,508
Market price/book value                           163.89%        172.88%        185.98%        187.71%
Full time equivalent employees                       305            294            243            213
Tier 1 leverage capital ratio                       6.87%          7.14%          7.81%          7.35%

                               QCR HOLDINGS, INC.
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                                      As of
                                            ---------------------------------------------------------
                                            December 31,   September 30,  December 31,   December 31,
(dollars in thousands)                          2005           2005           2004          2003
-----------------------------------------   ------------   ------------   ------------   ------------
ANALYSIS OF LOAN DATA
Nonaccrual loans/leases                     $      2,579   $      5,259   $      7,608   $      4,204
Accruing loans/leases past
 due 90 days or more                                 604            582          1,133            756
Other real estate owned                              545            976          1,925
                                            ------------   ------------   ------------   ------------
Total nonperforming assets                  $      3,728   $      6,817   $     10,666   $      4,960

Net charge-offs (calendar year-to-date)     $      1,689   $      1,260   $        753   $      1,641

Loan/lease mix:
  Commercial loans                          $    593,741   $    564,984   $    532,830   $    435,633
  Direct financing leases                         35,700   $     32,253              -              -
  Real estate loans                               59,536         61,294         59,611         35,693
  Installment and other consumer loans            67,277         63,566         55,910         51,145
                                            ------------   ------------   ------------   ------------
Total loans/leases                          $    756,254   $    722,097   $    648,351   $    522,471

ANALYSIS OF DEPOSIT DATA
Deposit mix:
  Noninterest-bearing                       $    114,176   $    111,387   $    109,362   $    130,963
  Interest-bearing                               584,328        579,700        478,654        380,689
                                            ------------   ------------   ------------   ------------
Total deposits                              $    698,504   $    691,087   $    588,016   $    511,652

                               QCR HOLDINGS, INC.
                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)

                                                            For the Quarter Ended                For the Twelve Months Ended
                                                ---------------------------------------------   -----------------------------
                                                 December 31,   September 30,    December 31,    December 31,    December 31,
(dollars in thousands, except per share data)       2005            2005            2004            2005            2004
-------------------------------------------------------------   -------------   -------------   -------------   -------------
SELECTED INCOME STATEMENT DATA
Interest income                                 $      13,967   $      12,503   $      10,313   $      48,688   $      38,017
Interest expense                                        6,665           5,642           3,847          21,281          13,325
                                                -------------   -------------   -------------   -------------   -------------
Net interest income                                     7,302           6,861           6,466          27,407          24,692
Provision for loan/lease losses                           341             383            (364)            877           1,372
                                                -------------   -------------   -------------   -------------   -------------
Net interest income after provision for
 loan/lease losses                                      6,961           6,478           6,830          26,530          23,320
Noninterest income                                      2,613           2,509           1,925          10,073           8,682
Noninterest expense                                     7,647           7,590           6,842          29,433          24,281
                                                -------------   -------------   -------------   -------------   -------------
Income before taxes                                     1,927           1,397           1,913           7,170           7,721
Minority interest in income of
 consolidated subsidiary                                   57              21               -              78               -
Income tax expense                                        602             420             626           2,282           2,504
                                                -------------   -------------   -------------   -------------   -------------
Net income                                      $       1,268   $         956   $       1,287   $       4,810   $       5,217

Earnings per common share (basic)               $        0.28   $        0.21   $        0.30   $        1.06   $        1.23
Earnings per common share (diluted)             $        0.27   $        0.21   $        0.29   $        1.04   $        1.20

Earnings per common share (basic) LTM *         $        1.06   $        1.08   $        1.23

AVERAGE BALANCES
Assets                                          $   1,012,555   $     946,868   $     855,227   $     934,906   $     799,527
Deposits                                        $     691,147   $     641,641   $     562,496   $     628,971   $     526,416
Loans/leases                                    $     730,093   $     692,539   $     636,515   $     682,858   $     587,450
Stockholders' equity                            $      53,924   $      53,308   $      46,905   $      52,650   $      43,890

KEY RATIOS
Return on average assets (annualized)                    0.50%           0.40%           0.60%           0.51%           0.65%
Return on average common equity (annualized)             9.41%           7.17%          10.98%           9.14%          11.89%
Price earnings ratio LTM *                              18.58x          18.99x          17.07x          18.58x          17.07x
Net interest margin (TEY)                                3.21%           3.22%           3.32%           3.25%           3.41%
Nonperforming assets / total assets                      0.36%           0.69%           1.23%           0.36%           1.23%
Net charge-offs / average loans/leases                   0.06%           0.07%           0.08%           0.25%           0.13%
Allowance / total loans/leases                           1.17%           1.24%           1.43%           1.17%           1.43%
Efficiency ratio                                        77.13%          81.01%          81.53%          78.53%          72.75%

*   LTM: Last twelve months

                               QCR HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                               For the Quarter Ended                For the Twelve Months Ended
                                                   ---------------------------------------------   -----------------------------
                                                    December 31,   September 30,    December 31,    December 31,    December 31,
(dollars in thousands, except share data)               2005            2005           2004            2005            2004
------------------------------------------------   -------------   -------------   -------------   -------------   -------------
ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net
 of processing costs                               $         463   $         517   $         315   $       1,782   $       1,409
Trust department fees                                        687             676             626           2,819           2,531
Deposit service fees                                         418             387             394           1,583           1,632
Gain on sales of loans, net                                  374             275             239           1,254           1,150
Securities losses, net                                         -               -             (72)              -             (45)
Earnings on cash surrender value
 of life insurance                                           163             174             124             656             628
Investment advisory and management fees                      176             176             120             692             510
Other                                                        332             304             179           1,287             867
                                                   -------------   -------------   -------------   -------------   -------------
   Total noninterest income                        $       2,613   $       2,509   $       1,925   $      10,073   $       8,682

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits                     $       4,395   $       4,219   $       4,044   $      16,631   $      13,773
Professional and data processing fees                        809             619             584           2,865           2,200
Advertising and marketing                                    323             330             281           1,221           1,015
Occupancy and equipment expense                            1,155           1,163             900           4,316           3,264
Stationery and supplies                                      171             163             150             646             544
Postage and telephone                                        225             223             186             843             685
Bank service charges                                         130             129             139             517             570
Insurance                                                    142             146              69             594             420
Loss on disposal of fixed assets                               -             332               -             332               -
Loss on redemption of junior
 subordinated debentures                                       -               -               -               -             748
Other                                                        297             266             489           1,468           1,062
                                                   -------------   -------------   -------------   -------------   -------------
   Total noninterest expenses                      $       7,647   $       7,590   $       6,842   $      29,433   $      24,281

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)                          4,530,335       4,524,543       4,263,369       4,518,162       4,234,345
Incremental shares from assumed conversion:
    Options and Employee Stock Purchase Plan              87,156          98,636         105,310          98,394         110,420
                                                   -------------   -------------   -------------   -------------   -------------
Adjusted weighted average shares (b)                   4,617,491       4,623,179       4,368,679       4,616,556       4,344,765

(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share